UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 7)

                                Gravity Co., Ltd.
            ---------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, Par Value Won 500 Per Share

        Shares of Common Stock in the form of American Depository Shares*
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    38911N107
            ---------------------------------------------------------
                                 (CUSIP Number)

                          Moon Capital Master Fund Ltd.
                         c/o Moon Capital Management LP
                           499 Park Avenue, 8th Floor
                               New York, NY 10022
                        Attention: Andrew L. Wright, Esq.
                                 General Counsel
                                 (212) 652-4567

                                 with a copy to:
                             Chadbourne & Parke LLP
                              30 Rockefeller Plaza
                               New York, NY 10112
                          Attention: Sey-Hyo Lee, Esq.
                                 (212) 408-5100
-------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                                 August 25, 2006
-------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

-------------------------------------------------------------------------------
If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [X]

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

--------
* Each American Depository Share represents one-fourth of one share of common stock, par value Won 500 per share (the "Common Stock").

                                  SCHEDULE 13D
-------------------                                      ----------------------
CUSIP No. 38911N107                                         Page 2 of 8 Pages
-------------------------------------------------------------------------------
   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Moon Capital Master Fund Ltd.
--------- ---------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [X]

                                                                        (b) [ ]
--------- ---------------------------------------------------------------------
   3      SEC USE ONLY


--------- ---------------------------------------------------------------------
   4      SOURCE OF FUNDS

          OO
--------- ---------------------------------------------------------------------
   5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                                [ ]

--------- ---------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
-------------------------------------------------------------------------------
    NUMBER OF          7    SOLE VOTING POWER

     SHARES                 -0-
                    ------- ---------------------------------------------------
   BENEFICIALLY        8    SHARED VOTING POWER

     OWNED BY               566,502.75*
                    ------- ---------------------------------------------------
      EACH             9    SOLE DISPOSITIVE POWER

    REPORTING               -0-
                    ------- ---------------------------------------------------
     PERSON            10   SHARED DISPOSITIVE POWER

      WITH                  566,502.75*
-------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          566,502.75*
--------- ---------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                            [ ]

--------- ---------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          8.2% of outstanding shares of Common Stock
--------- ---------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON

          CO
--------- ---------------------------------------------------------------------

--------
* Includes 105,971 shares of Common Stock and 1,842,127 American Depository Shares ("ADSs") representing 460,531.75 shares of Common Stock.

                                  SCHEDULE 13D
-------------------                                      ----------------------
CUSIP No. 38911N107                                         Page 3 of 8 Pages
-------------------------------------------------------------------------------
   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Moon Capital Leveraged Master Fund Ltd.
--------- ---------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [X]

                                                                        (b) [ ]
--------- ---------------------------------------------------------------------
   3      SEC USE ONLY


--------- ---------------------------------------------------------------------
   4      SOURCE OF FUNDS

          OO
--------- ---------------------------------------------------------------------
   5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                                [ ]

--------- ---------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
-------------------------------------------------------------------------------
    NUMBER OF          7    SOLE VOTING POWER

     SHARES                 -0-
                    ------- ---------------------------------------------------
   BENEFICIALLY        8    SHARED VOTING POWER

     OWNED BY               7,444.5*
                    ------- ---------------------------------------------------
      EACH             9    SOLE DISPOSITIVE POWER

    REPORTING               -0-
                    ------- ---------------------------------------------------
     PERSON            10   SHARED DISPOSITIVE POWER

      WITH                  7,444.5*
-------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          7,444.5*
--------- ---------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                            [ ]

--------- ---------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0.1% of outstanding shares of Common Stock
--------- ---------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON

          CO
--------- ---------------------------------------------------------------------

--------
* Represents 29,778 ADSs.

                                  SCHEDULE 13D
-------------------                                      ----------------------
CUSIP No. 38911N107                                         Page 4 of 8 Pages
-------------------------------------------------------------------------------
   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Moon Capital Management LP
--------- ---------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [X]

                                                                        (b) [ ]
--------- ---------------------------------------------------------------------
   3      SEC USE ONLY


--------- ---------------------------------------------------------------------
   4      SOURCE OF FUNDS

          OO
--------- ---------------------------------------------------------------------
   5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                                [ ]

--------- ---------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
    NUMBER OF          7    SOLE VOTING POWER

     SHARES                 -0-
                    ------- ---------------------------------------------------
   BENEFICIALLY        8    SHARED VOTING POWER

     OWNED BY               573,947.25*
                    ------- ---------------------------------------------------
      EACH             9    SOLE DISPOSITIVE POWER

    REPORTING               -0-
                    ------- ---------------------------------------------------
     PERSON            10   SHARED DISPOSITIVE POWER

      WITH                  573,947.25*
-------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          573,947.25*
--------- ---------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                            [ ]

--------- ---------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          8.3% of outstanding shares of Common Stock
--------- ---------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON

          PN
--------- ---------------------------------------------------------------------

--------
* Includes 105,971 shares of Common Stock and 1,871,905 ADSs representing 467,976.25 shares of Common Stock.

                                  SCHEDULE 13D
-------------------                                      ----------------------
CUSIP No. 38911N107                                         Page 5 of 8 Pages
-------------------------------------------------------------------------------
   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          JWM Capital LLC
--------- ---------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [X]

                                                                        (b) [ ]
--------- ---------------------------------------------------------------------
   3      SEC USE ONLY


--------- ---------------------------------------------------------------------
   4      SOURCE OF FUNDS

          OO
--------- ---------------------------------------------------------------------
   5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                                [ ]

--------- ---------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
    NUMBER OF          7    SOLE VOTING POWER

     SHARES                 -0-
                    ------- ---------------------------------------------------
   BENEFICIALLY        8    SHARED VOTING POWER

     OWNED BY               573,947.25*
                    ------- ---------------------------------------------------
      EACH             9    SOLE DISPOSITIVE POWER

    REPORTING               -0-
                    ------- ---------------------------------------------------
     PERSON            10   SHARED DISPOSITIVE POWER

      WITH                  573,947.25*
-------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          573,947.25*
--------- ---------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                            [ ]

--------- ---------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          8.3% of outstanding shares of Common Stock
--------- ---------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON

          OO
--------- ---------------------------------------------------------------------

--------
* Includes 105,971 shares of Common Stock and 1,871,905 ADSs representing 467,976.25 shares of Common Stock.

                                  SCHEDULE 13D
-------------------                                      ----------------------
CUSIP No. 38911N107                                         Page 6 of 8 Pages
-------------------------------------------------------------------------------
   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          John W. Moon
--------- ---------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [X]

                                                                        (b) [ ]
--------- ---------------------------------------------------------------------
   3      SEC USE ONLY


--------- ---------------------------------------------------------------------
   4      SOURCE OF FUNDS

          OO
--------- ---------------------------------------------------------------------
   5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                                [ ]

--------- ---------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
-------------------------------------------------------------------------------
    NUMBER OF          7    SOLE VOTING POWER

     SHARES                 -0-
                    ------- ---------------------------------------------------
   BENEFICIALLY        8    SHARED VOTING POWER

     OWNED BY               573,947.25*
                    ------- ---------------------------------------------------
      EACH             9    SOLE DISPOSITIVE POWER

    REPORTING               -0-
                    ------- ---------------------------------------------------
     PERSON            10   SHARED DISPOSITIVE POWER

      WITH                  573,947.25*
-------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          573,947.25*
--------- ---------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                            [ ]

--------- ---------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          8.3% of outstanding shares of Common Stock
--------- ---------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON

          IN
--------- ---------------------------------------------------------------------

--------
* Includes 105,971 shares of Common Stock and 1,871,905 ADSs representing 467,976.25 shares of Common Stock.

CUSIP NO. 38911N107               SCHEDULE 13D              Page 7 of 8 Pages


        This Amendment No. 7 (this "Amendment No. 7") further amends and supplements the Schedule 13D dated March 28, 2006 filed by Moon Capital Master Fund Ltd., Moon Capital Management LP, JWM Capital LLC and Mr. John W. Moon (the "Schedule 13D") in connection with the American Depository Shares of Gravity Co., Ltd., as amended and supplemented by Amendment No. 1 to Schedule 13D dated May 4, 2006 ("Amendment No. 1"), Amendment No. 2 to Schedule 13D dated May 23, 2006 ("Amendment No. 2"), Amendment No. 3 to Schedule 13D dated June 1, 2006 ("Amendment No. 3"), Amendment No. 4 to Schedule 13D dated July 18, 2006 ("Amendment No. 4"), Amendment No. 5 to Schedule 13D dated July 31, 2006 ("Amendment No. 5") and Amendment No. 6 to Schedule 13D dated August 22, 2006 ("Amendment No. 6") filed by Moon Capital Master Fund Ltd., Moon Capital Leveraged Master Fund Ltd., Moon Capital Management LP, JWM Capital LLC and Mr. John W. Moon (collectively, the "Reporting Persons") in connection with the American Depository Shares and shares of common stock of Gravity Co., Ltd. Capitalized terms used in this Amendment No. 7 and not otherwise defined herein have the meanings assigned to such terms in Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6 and/or the
Schedule 13D.


Item 4. Purpose of Transaction


        Item 4 is hereby amended by adding the following at the end thereof:

        On August 25, 2006 the Gravity Committee for the Fair Treatment of Minority Shareholders (the "Committee") sent a letter to the chief executive officer of the Company exercising the Committee's shareholder rights under Korean law to demand that the Company initiate, on behalf of the shareholders derivatively, a civil lawsuit against certain directors of the Company with respect to certain interested party transactions and alleged misconduct.

CUSIP NO. 38911N107               SCHEDULE 13D              Page 8 of 8 Pages


                                   SIGNATURE
                                   ---------

        After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.



Dated:  August 29, 2006              /s/ John W. Moon
                                     -------------------------------------------
                                     John W. Moon,
                                     individually and as managing member of
                                     JWM Capital LLC,
                                     for itself and as the general partner of
                                     Moon Capital Management LP,
                                     for itself and as the investment manager of
                                     Moon Capital Master Fund Ltd. and
                                     Moon Capital Leveraged Master Fund Ltd.